Exhibit 99.1

[Letterhead of PJT Partners LP]

October 1, 2018

Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Re:

Amendment No. 1 to the Registration Statement on Form S-4 of T-Mobile US, Inc. relating to shares of T-Mobile US, Inc. common stock, par value $0.00001 per share, filed October 1, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 29, 2018 (“Opinion Letter”), with respect to the fairness to T-Mobile US, Inc. (the “Company”), from a financial point of view, of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement (as defined in the Opinion Letter) in the Transaction (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the board of directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of T-Mobile’s Financial Advisors”, “The Merger Transactions—Background of the Merger Transactions”, “Risk Factors—Risks Related to the Merger Transactions”, “The Merger Transactions—T-Mobile’s Reasons for the Merger and Recommendation of the T-Mobile Board of Directors”, “The Merger Transactions—Opinions of T-Mobile’s Financial Advisors”, “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information” and “The Merger Transactions—Sprint Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the joint consent solicitation statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP